UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 7, 2015

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 7, 2015, American Tower Corporation (the “Company”) completed a registered public offering of $750.0 million aggregate principal amount of its 2.800% senior unsecured notes due 2020 (the “2020 notes”) and $750.0 million aggregate principal amount of its 4.000% senior unsecured notes due 2025 (the “2025 notes” and, collectively with the 2020 notes, the “Notes”), which resulted in aggregate net proceeds to the Company of approximately $1,480.1 million, after deducting commissions and estimated expenses. The Company intends to use the net proceeds to repay existing indebtedness incurred under its multi-currency unsecured revolving credit facility entered into in June 2013, as amended.

The Company issued the Notes under an indenture dated as of May 23, 2013 (the “Base Indenture”), as supplemented by a supplemental indenture dated as of May 7, 2015 (“Supplemental Indenture No. 3” and, together with the Base Indenture, the “Indenture”), each between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The following description of the Indenture is a summary and is qualified in its entirety by reference to the detailed provisions of the Indenture.

The 2020 notes will mature on June 1, 2020 and bear interest at a rate of 2.800% per annum. The 2025 notes will mature on June 1, 2025 and bear interest at a rate of 4.000%. Accrued and unpaid interest on the Notes will be payable in U.S. Dollars semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2015. Interest on the Notes will accrue from May 7, 2015 and will be computed on the basis of a 360-day year comprised of twelve 30-day months. The terms of the Indenture, among other things, limit the Company’s ability to merge, consolidate or sell assets and the Company’s and its subsidiaries’ abilities to incur liens. These covenants are subject to a number of exceptions, including that the Company and its subsidiaries may incur liens on assets, mortgages or other liens securing indebtedness, provided the aggregate amount of such liens shall not exceed 3.5x Adjusted EBITDA as defined in the Indenture.

The Company may redeem the Notes at any time, in whole or in part, at its election at the applicable redemption price. If the Company redeems the 2020 notes prior to May 1, 2020 or the 2025 notes prior to March 1, 2025, the Company will pay a redemption price equal to 100% of the principal amount of the notes plus a make-whole premium, together with accrued interest to the redemption date. If the Company redeems the 2020 notes on or after May 1, 2020 or the 2025 notes on or after March 1, 2025, the Company will pay a redemption price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date. In addition, if the Company undergoes a Change of Control and Ratings Decline, each as defined in the Indenture, the Company may be required to repurchase all of the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any), up to but not including the repurchase date.

The Indenture provides that each of the following is an event of default (“Event of Default”): (i) default for 30 days in payment of any interest due with respect to the Notes; (ii) default in payment of principal or premium, if any, on the Notes when due, at maturity, upon any redemption, by declaration or otherwise; (iii) failure by the Company to comply with covenants in the Indenture or Notes for 90 days after receiving notice; and (iv) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries. If any Event of Default arising under clause (iv) above occurs, the principal amount and accrued and unpaid interest on all the outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the entire principal amount on all the outstanding Notes to be due and payable immediately.

The foregoing is only a summary of certain provisions and is qualified in its entirety by the terms of the Base Indenture, as filed with the Securities and Exchange Commission on May 23, 2013 as an exhibit to the Company’s Registration Statement on Form S-3 (No. 333-188812) and the Supplemental Indenture No. 3 by

and between the Company and the Trustee, a copy of which is filed herewith as Exhibit 4.1, and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

Please refer to the discussion under Item 1.01 above, which is incorporated under this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits

A copy of the opinion of Cleary Gottlieb Steen & Hamilton LLP relating to the legality of the issuance by American Tower Corporation of the Notes is attached as Exhibit 5.1 hereto.

(d) Exhibits

Exhibit No.	Description

4.1	Supplemental Indenture No. 3, dated as of May 7, 2015, by and between American Tower Corporation and U.S. Bank National Association, as trustee.
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.
23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1 hereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION

(Registrant)

Date: May 7, 2015	By:	/S/ THOMAS A. BARTLETT
Thomas A. Bartlett
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Supplemental Indenture No. 3, dated as of May 7, 2015, by and between American Tower Corporation and U.S. Bank National Association, as trustee.
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.
23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1 hereto).